Westfield Financial, Inc. Reports Results for the Quarter Ended September 30, 2013 and Declares Quarterly Dividend

WESTFIELD, Mass., Oct. 23, 2013 /PRNewswire/ -- Westfield Financial, Inc. (the "Company") (NasdaqGS: WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $1.6 million, or $0.08 per diluted share, for the quarter ended September 30, 2013, compared to $1.4 million, or $0.06 per diluted share, for the quarter ended September 30, 2012, which represents a 14.0% increase in net income over the third quarter 2012.

(Logo: http://photos.prnewswire.com/prnh/20131023/NE02815LOGO)

For the nine months ended September 30, 2013, net income was $4.9 million, or $0.24 per diluted share, compared to $4.7 million, or $0.19 per diluted share, for the same period in 2012, which represents a 5.2% increase in net income over the same period in 2012.

Selected financial highlights for the third quarter and year-to-date 2013 include:

  Total loans increased $37.5 million, or 6.4%, at September 30, 2013 compared to September 30, 2012.  This was primarily due to increases in commercial real estate loans of $17.0 million, commercial and industrial loans of $11.0 million, and residential loans of $10.0 million.  On a linked-quarter basis, total loans increased $13.6 million, or 2.2%, to $620.2 million for the third quarter 2013.  This was primarily due to an increase in commercial real estate loans of $13.7 million.

  The net interest margin for the nine months ended September 30, 2013 increased 4 basis points to 2.59%, as compared to 2.55% for the first nine months of 2012. On a linked-quarter basis, the net interest margin increased 7 basis points to 2.62% for the quarter ended September 30, 2013, as compared to 2.55% for the quarter ended June 30, 2013.

  Net interest and dividend income increased $288,000 to $23.1 million for the nine months ended September 30, 2013, as compared to $22.8 million for the same period in 2012.  On a linked-quarter basis, net interest and dividend income increased $191,000 to $7.8 million for the quarter ended September 30, 2013, as compared to $7.6 million for the quarter ended June 30, 2013.

  A portion of the investment securities portfolio was reclassified from available-for-sale to held-to-maturity during the third quarter 2013.   At September 30, 2013 securities classified as held-to-maturity totaled $299.0 million or 55.2% of debt securities and mortgage-backed securities, as compared to $174.0 million or 29.4%, at June 30, 2013.

  As of September 30, 2013, the Company had entered into several forward-starting interest rate swap contracts with a combined notional value of $155.0 million. The swap contracts have start dates ranging from the fourth quarter 2013 to the third quarter 2016 and have durations ranging from four to six years. This hedge strategy converts the LIBOR based rate of interest on certain FHLB advances to fixed interest rates, thereby protecting the Company from floating interest rate variability and reducing future volatility in tangible book value and Accumulated Other Comprehensive Income (AOCI).

  The Bank prepaid a repurchase agreement in the amount of $9.5 million and incurred a prepayment expense of $540,000 for the third quarter 2013.  The repurchase agreement had a cost of 2.86%.  The prepayment of the repurchase agreement resulted in a decrease in the cost of funds.

President and CEO, James C. Hagan, stated, "The results for the quarter and nine months ended September 30, 2013 demonstrate the Bank's ongoing commitment and focus on commercial lending growth. We have taken steps to change our asset mix by decreasing the securities portfolio while increasing loans, thereby improving our net interest margin and return on assets."

Income Statement Discussion and Analysis

Net interest and dividend income increased $125,000 to $7.8 million for the quarter ended September 30, 2013, compared to $7.7 million for the quarter ended September 30, 2012. The net interest margin increased 10 basis points to 2.62% for the quarter ended September 30, 2013, compared to 2.52% for the quarter ended September 30, 2012. The cost of average interest-bearing liabilities decreased 26 basis points, which was partially offset by a decrease of 7 basis points in the yield of average interest-earning assets.

Net interest and dividend income increased $288,000 to $23.1 million for the nine months ended September 30, 2013, as compared to $22.8 million for the same period in 2012. The net interest margin for the nine months ended September 30, 2013 increased 4 basis points to 2.59%, as compared to 2.55% for the first nine months of 2012. The increase in income was primarily due to a 27 basis point decrease in the cost of average interest-bearing liabilities, partially offset by a 16 basis point decrease in the yield on average interest-earning assets.

Net gains on sales of securities were $546,000 for the third quarter 2013, compared to $174,000 for the same period in 2012. The sales primarily represented sales of mortgage-backed securities that were expected to prepay rapidly and decrease the expected yield. The Bank prepaid a repurchase agreement in the amount of $9.5 million and incurred a prepayment expense of $540,000 for the third quarter 2013, compared to none in the same period in 2012. The repurchase agreement had a cost of 2.86%. The prepayment of the repurchase agreement resulted in a decrease in the cost of funds.

Noninterest expense increased $53,000 for the quarter ended September 30, 2013 to $6.9 million, compared to the same period in 2012. This was primarily due to an increase in occupancy expense of $70,000, partially offset by a decrease in salaries and benefits of $129,000 primarily due to the completion of vesting of certain stock-based compensation in the fourth quarter 2012. The efficiency ratio, excluding extraordinary items, was 77.6% for third quarter 2013, compared to and 78.1% for the same period in 2012.

Noninterest expense decreased $322,000 to $20.2 million for the nine months ended September 30, 2013, compared to $20.5 million for the same period in 2012. Salaries and benefits decreased $909,000 to $11.7 million for the nine months ended September 30, 2013, primarily due to the completion of vesting of certain stock-based compensation in the fourth quarter 2012. This was partially offset by an increase in data processing expense of $159,000 due to increased use of technology in customer delivery channels and general bank operations. The efficiency ratio, excluding extraordinary items, improved to 77.3% for nine months ended September 30, 2013, compared to 80.2% for the same period in 2012.

Balance Sheet Growth

Securities decreased by $49.1 million, or 8.1%, to $557.6 million at September 30, 2013, compared to $606.7 million at June 30, 2013. Securities decreased $106.8 million, or 16.1%, at September 30, 2013, compared to $664.4 at September 30, 2012. Cash flow from the securities portfolio was primarily used to fund loan originations, stock repurchases and to pay off borrowings.

Total loans increased $13.6 million, or 2.2%, to $620.2 million compared to June 30, 2013. This was primarily due to an increase in commercial real estate loans of $13.7 million to $257.4 million. This was partially offset by a decrease in commercial and industrial loans of $2.0 million to $126.4 million, primarily due to a decrease in line of credit utilization of $3.9 million. Total loans increased $37.5 million, or 6.4%, at September 30, 2013 compared to September 30, 2012. This was primarily due to increases in commercial real estate loans of $17.0 million, commercial and industrial loans of $11.0 million, and residential loans of $10.0 million.

Total deposits increased $10.8 million, or 1.4%, to $793.5 million at September 30, 2013, compared to $782.7 million at June 30, 2013. This was primarily due to increases in term accounts of $11.4 million and checking accounts of $1.2 million. This was partially offset by decreases in savings and money market accounts of $1.8 million. Total deposits increased $39.1 million at September 30, 2013 compared to September 30, 2012, primarily due to a $33.4 million increase in money market accounts.

Short-term borrowings and long-term debt decreased $30.0 million to $310.0 million at September 30, 2013, compared to $340.0 million at June 30, 2013. Federal Home Loan Bank of Boston ("FHLBB") borrowings, both short-term and long-term, decreased $35.5 million to $256.7 million at September 30, 2013. In addition wholesale repurchase agreements decreased $9.5 million to $10.0 million at September 30, 2013. Short-term customer repurchase agreements increased $15.0 million to $37.7 million at September 30, 2013. Customer repurchase agreements serve as a vehicle whereby commercial customers can sweep money daily into a Bank product and earn an interest rate. This allows the Bank to decrease its reliance on wholesale funding and build franchise value by deepening its customer relationships.

Shareholders' equity was $156.9 million and $160.4 million, which represented 12.3% and 12.4% of total assets at September 30, 2013, and June 30, 2013, respectively. The decrease in shareholders' equity during the quarter reflects a tender offer to repurchase outstanding options amounting to $2.7 million, a decrease in other comprehensive income of $1.4 million due to the change in fair value of securities, and the payment of a quarterly dividend amounting to $1.2 million. This was partially offset by net income of $1.6 million for the quarter ended September 30, 2013.

On September 17, 2013 the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 1,037,000 shares, or 5% of its outstanding common stock. At September 30, 2013, the Company had repurchased 8,914 shares of our common stock at a cost of $65,000 pursuant to this repurchase program.

Credit Quality

The allowance for loan losses was $7.3 million at September 30, 2013, and $7.5 million at June 30, 2013, representing 1.18% and 1.23% of total loans, respectively. This represents 249.3% and 228.4% of nonperforming loans at September 30, 2013, and June 30, 2013, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
	(In thousands)

Balance, beginning of period	$ 7,473	$ 7,565	$ 8,065
(Credit) provision	(71)	(70)	218
Charge-offs	(116)	(66)	(123)
Recoveries	25	44	16
Balance, end of period	$ 7,311	$ 7,473	$ 8,176

During the third quarter of 2013, nonperforming loans decreased $339,000 to $2.9 million, representing 0.47% of total loans at September 30, 2013. Loans delinquent 30 – 89 days were $1.8 million at September 30, 2013, and $1.4 million June 30, 2013. There are no loans 90 or more days past due and still accruing interest.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.06 per share. The dividend is payable on November 20, 2013, to all shareholders of record on November 6, 2013.

About Westfield Financial, Inc.

Westfield Financial, Inc., with total assets of $1.3 billion at September 30, 2013, is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 11 banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts and one banking office in Granby, Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Statements of Income and Other Data (Dollars in thousands, except share and per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
INTEREST AND DIVIDEND INCOME:
Loans	$ 6,371	$ 6,307	$ 6,476	$ 18,950	$ 19,234
Securities	3,954	3,917	4,353	11,926	13,171
Other investments - at cost	20	21	23	60	70
Federal funds sold, interest-bearing deposits and other short-term investments	3	1	1	6	2
Total interest and dividend income	10,348	10,246	10,853	30,942	32,477

INTEREST EXPENSE:
Deposits	1,390	1,390	1,505	4,167	4,665
Long-term debt	1,094	1,188	1,618	3,540	4,872
Short-term borrowings	36	31	27	101	94
Total interest expense	2,520	2,609	3,150	7,808	9,631

Net interest and dividend income	7,828	7,637	7,703	23,134	22,846

(CREDIT) PROVISION FOR LOAN LOSSES	(71)	(70)	218	(376)	698

Net interest and dividend income after provision for loan losses	7,899	7,707	7,485	23,510	22,148

NONINTEREST INCOME:
Service charges and fees	615	594	617	1,779	1,649
Income from bank-owned life insurance	388	387	390	1,161	1,052
Gain on bank-owned life insurance death benefit	-	563	-	563	80
Loss on prepayment of borrowings	(540)	(1,404)	-	(3,370)	-
Gain on sales of securities, net	546	823	174	2,796	1,856
Total noninterest income	1,009	963	1,181	2,929	4,637

NONINTEREST EXPENSE:
Salaries and employees benefits	4,059	3,817	4,188	11,684	12,593
Occupancy	733	730	663	2,167	2,072
Data processing	602	602	544	1,754	1,595
Professional fees	499	527	432	1,536	1,401
OREO expense	-	-	11	22	48
FDIC insurance	169	163	152	493	450
Other	789	950	808	2,498	2,317
Total noninterest expense	6,851	6,789	6,798	20,154	20,476

INCOME BEFORE INCOME TAXES	2,057	1,881	1,868	6,285	6,309

INCOME TAX PROVISION	476	297	481	1,339	1,609
NET INCOME	$ 1,581	$ 1,584	$ 1,387	$ 4,946	$ 4,700

Basic earnings per share	$ 0.08	$ 0.08	$ 0.06	$ 0.24	$ 0.19
Weighted average shares outstanding	19,583,632	20,276,261	24,391,585	20,315,076	24,992,245
Diluted earnings per share	$ 0.08	$ 0.08	$ 0.06	$ 0.24	$ 0.19
Weighted average diluted shares outstanding	19,583,632	20,276,261	24,393,109	20,315,094	25,015,664

Other Data:
Return on average assets (1)	0.49%	0.49%	0.42%	0.51%	0.48%
Return on average equity (1)	3.96%	3.66%	2.61%	3.86%	2.93%
Efficiency ratio (2)	77.58%	78.78%	78.05%	77.30%	80.15%
(1)	Three and nine month results have been annualized.
(2)

The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income, excluding gain and   loss on sale of securities, gain on bank-owned life insurance death benefit and loss on prepayment of borrowings.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets and Other Data (Dollars in thousands, except per share data) (Unaudited)

	September 30,	June 30,	September 30,
	2013	2013	2012
Cash and cash equivalents	$ 28,418	$ 15,706	$ 11,653
Securities available for sale, at fair value	242,957	417,053	650,400
Securities held to maturity, at cost	298,988	173,982	-
Federal Home Loan Bank of Boston and other restricted stock - at cost	15,631	15,629	14,045

Loans	620,154	606,605	582,732
Allowance for loan losses	7,311	7,473	8,176
Net loans	612,843	599,132	574,556

Bank-owned life insurance	46,791	46,403	45,835
Other real estate owned	-	-	1,130
Other assets	25,703	25,730	19,408
TOTAL ASSETS	$ 1,271,331	$ 1,293,635	$ 1,317,027

Total deposits	$ 793,510	$782,682	$ 754,408
Short-term borrowings	61,784	69,972	41,352
Long-term debt	248,184	269,991	297,166
Securities pending settlement	-	-	352
Deferred tax liability, Net	-		600
Other liabilities	10,954	10,573	11,492
TOTAL LIABILITIES	1,114,432	1,133,218	1,105,370

TOTAL SHAREHOLDERS' EQUITY	156,899	160,417	211,657

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,271,331	$ 1,293,635	$ 1,317,027

Book value per share	$ 7.57	$ 7.73	$ 8.37

Other Data:
30- 89 day delinquent loans	1,860	1,438	1,577
Nonperforming loans	2,933	3,272	2,898
Nonperforming loans as a percentage of total loans	0.47%	0.54%	0.50%
Nonperforming assets as a percentage of total assets	0.23%	0.25%	0.31%
Allowance for loan losses as a percentage of nonperforming loans	249.27%	228.39%	282.13%
Allowance for loan losses as a percentage of total loans	1.18%	1.23%	1.40%

The following tables set forth the information relating to our average balances and net interest income for, the three months ended September 30, 2013, June 30, 2013, and September 30, 2012, and the nine months ended September 30, 2013 and 2012, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$ 609,876	$ 6,409	4.20%	$ 599,149	$ 6,345	4.24%	$ 585,612	$ 6,517	4.45%
Securities(2)	573,955	4,077	2.84	608,404	4,045	2.66	643,701	4,521	2.81
Other investments - at cost	17,537	20	0.46	17,276	21	0.49	15,920	23	0.58
Short-term investments(3)	9,373	3	0.13	3,280	1	0.12	5,220	1	0.08
Total interest-earning assets	1,210,741	10,509	3.47	1,228,109	10,412	3.39	1,250,453	11,062	3.54
Total noninterest-earning assets	73,123			66,393			66,183
Total assets	$1,283,864			$1,294,502			$1,316,636

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$ 45,756	34	0.30	$ 47,533	35	0.29	$ 58,845	54	0.37
Savings accounts	85,960	26	0.12	89,994	35	0.16	93,831	39	0.17
Money market accounts	206,674	206	0.40	195,885	193	0.39	176,729	197	0.45
Time certificates of deposit	330,222	1,124	1.36	327,036	1,127	1.38	316,612	1,215	1.54
Total interest-bearing deposits	668,612	1,390		660,448	1,390		646,017	1,505
Short-term borrowings and long-term debt	326,785	1,130	1.38	334,035	1,219	1.46	343,696	1,645	1.91
Interest-bearing liabilities	995,397	2,520	1.01	994,483	2,609	1.05	989,713	3,150	1.27
Noninterest-bearing deposits	119,462			116,479			104,402
Other noninterest-bearing liabilities	10,676			9,992			11,075
Total noninterest-bearing liabilities	130,138			126,471			115,477

Total liabilities	1,125,535			1,120,954			1,105,190
Total equity	158,329			173,548			211,446
Total liabilities and equity	$1,283,864			$1,294,502			$1,316,636
Less: Tax-equivalent adjustment(2)		(161)			(166)			(209)
Net interest and dividend income		$ 7,828			$ 7,637			$ 7,703
Net interest rate spread(4)			2.46%			2.34%			2.27%
Net interest margin(5)			2.62%			2.55%			2.52%
Ratio of average interest-earning
assets to average interest-bearing liabilities			121.63			123.49			126.35

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)

Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%.  The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

	Nine Months Ended September 30,
	2013			2012
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$ 599,844	$ 19,063	4.24%	$ 569,820	$ 19,353	4.53%
Securities(2)	598,405	12,322	2.75	637,095	13,712	2.87
Other investments - at cost	17,164	60	0.47	15,072	70	0.62
Short-term investments(3)	6,895	6	0.12	9,773	2	0.03
Total interest-earning assets	1,222,308	31,451	3.43	1,231,760	33,137	3.59
Total noninterest-earning assets	68,481			65,905

Total assets	$ 1,290,789			$ 1,297,665

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$ 47,812	106	0.30	$ 63,019	221	0.47
Savings accounts	89,220	98	0.15	96,034	147	0.20
Money market accounts	192,378	564	0.39	167,758	619	0.49
Time certificates of deposit	327,894	3,399	1.38	316,001	3,678	1.55
Total interest-bearing deposits	657,304	4,167		642,812	4,665
Short-term borrowings and long-term debt	335,662	3,641	1.45	327,797	4,966	2.02
Interest-bearing liabilities	992,966	7,808	1.05	970,609	9,631	1.32
Noninterest-bearing deposits	116,320			101,874
Other noninterest-bearing liabilities	10,242			10,758
Total noninterest-bearing liabilities	126,562			112,632

Total liabilities	1,119,528			1,083,241
Total equity	171,261			214,424
Total liabilities and equity	$ 1,290,789			$ 1,297,665
Less: Tax-equivalent adjustment(2)		(509)			(660)
Net interest and dividend income		$ 23,134			$ 22,846
Net interest rate spread(4)			2.38%			2.26%
Net interest margin(5)			2.59%			2.55%
Ratio of average interest-earning
assets to average interest-bearing liabilities			123.10			126.91

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)

Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%.  The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

CONTACT: James C. Hagan, President & CEO, Leo R. Sagan, Jr., CFO, 413-568-1911